Exhibit 99.1
Proxy Solicited by the Board of Directors
2007 Annual Meeting of Shareholders
Emerald Bank
          The undersigned shareholder of Emerald Bank hereby constitutes and appoints the directors of Emerald Bank, and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders to be held on ______________, 2007 and any adjournments and postponements thereof, and to vote the shares of common stock the undersigned would be entitled to vote upon all matters referred to herein and in their discretion upon any other matters that properly come before the Annual Meeting:

Proposal One – Approval of the Merger		For	Against	Abstain

1)	To adopt the November 15, 2006 Agreement and Plan of Merger, as amended, by and among Middlefield Banc Corp., EB Interim Bank, and Emerald Bank and approve the merger of Emerald Bank into EB Interim Bank	☐	☐	☐

Withhold Vote
Proposal Two – Election of one Director for the term ending in 2008		For the Nominee	For the Nominee

2)	To elect Clayton W. Rose III to serve as a director until the annual meeting in 2008 or until his successor is elected and qualified	☐	☐

Withhold Vote
Proposal Three – Election of three Directors for the term ending in 2009		For All Nominees	For All Nominees

3)	To elect the three nominees identified below as directors to serve until the annual meeting in 2009 or until their successors are elected and qualified	☐	☐

Instruction: To withhold your vote for any individual nominee, strike a line through the nominee’s name:

George J. Kontogiannis Kenneth E. Jones Tom W. Davis

Proposal Four – Ratification of Selection of Independent Auditor		For	Against	Abstain

4)	To ratify the appointment of Crowe Chizek and Company, LLC as independent auditor for the fiscal year ending December 31, 2007	☐	☐	☐

Proposal Five – Adjournment of the Annual Meeting		For	Against	Abstain

5)	To adjourn the annual meeting to solicit additional proxies	☐	☐	☐
The board recommends a vote FOR proposal 1, FOR election of the identified nominees for proposals 2 and 3, FOR proposal 4, and FOR proposal 5.
          The shares represented by this proxy will be voted as specified. Unless specified to the contrary, all shares of the undersigned will be voted FOR adoption of the Agreement and Plan of Merger and approval of the merger of Emerald Bank into EB Interim Bank, FOR election of the nominees identified in proposals 2 and 3, FOR ratification of the selection of the independent auditor, and FOR the proposal to adjourn the Annual Meeting. If any other business is properly presented at the meeting, this proxy will be voted by those named herein in accordance with their best judgment. The board knows of no other business to be presented at the meeting.

Dated: , 2007	Signature

Signature
(Please sign exactly as your name appears on this card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian, or in another representative capacity, please give your full title. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person (general partner).)
Please mark, sign, date and return this proxy promptly using the postage-paid, self-addressed envelope provided